Exhibit 21.1

Protection One, Inc.
SUBSIDIARIES
December 31, 2003

Entity	Jurisdiction
Protection One Alarm Monitoring, Inc.	Delaware
Network Multifamily Security Corporation	Delaware
Security Monitoring Services, Inc. (d/b/a, CMS)	Florida